Exhibit 12

                       TV GUIDE, INC.
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
        (amounts in thousands, except for ratios)
                        (unaudited)


                             Year Ended December 31
                    ----------------------------------------
                       1998    1997    1996   1995    1994
                    ----------------------------------------

Earnings Available
for Fixed Charges:
 Income before
  income taxes
  and minority
  interest          $123,973 $89,434 $56,904 $37,932 $26,292
 Interest and
  expense on
  indebtedness         1,629   2,122   2,024   2,003   2,155
 One-third of
  rental expense,
  net of sub-
  leasing income
  for operating
  leases               3,567   3,200   2,867   2,433   2,400
                    -------- ------- ------- ------- -------
                    $129,169 $94,756 $61,795 $42,368 $30,847
                    ======== ======= ======= ======= =======

Fixed Charges:
 Interest and
  expense on
  indebtedness         1,629   2,122   2,024   2,003   2,155
 One-third of
  rental expense,
  net of sub-
  leasing income,
  for operating
  leases               3,567   3,200   2,867   2,433   2,400
                    -------- ------- ------- ------- -------
                    $  5,196 $ 5,322 $ 4,891 $ 4,436 $ 4,555
                    ======== ======= ======= ======= =======

Ratio of earnings
 to fixed charges      24.86   17.80   12.63    9.55    6.77
                       =====   =====   =====    ====    ====